Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

FOR IMMEDIATE RELEASE

Guided Therapeutics Announces Initial $200,000 Investment from Turkish

Distributor, ITEM Medical Technologies Group

NORCROSS, GA and ANKARA, TURKEY (September 8, 2014) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced that its Turkish distributor, ITEM Medical Technologies Group, referred to as ITEM, has committed to invest $200,000 in a private placement of Guided Therapeutics’ common stock.

Pursuant to the private placement, the Company will issue ITEM 651,042 shares of common stock priced at $0.3072 per share and a warrant to purchase an additional 325,521 shares. The warrants will have at issuance a five-year term, an exercise price per share of $0.4608, and be subject to a mandatory exercise provision should the average trading price of the Company’s common stock over any 30 consecutive day trading period exceed $0.9216. The Company expects to use the net proceeds from the private placement for efforts to achieve FDA approval for the Guided Therapeutics LuViva® Advanced Cervical Scan, to increase manufacturing and international sales of LuViva, to enhance the Company’s intellectual property portfolio, and other related corporate purposes.

Should ITEM’s total investment reach $2.0 million by the end of 2015, ITEM will receive the right to have a designee appointed to the Company’s board of directors, and nominated by the board for reelection at subsequent annual meetings.

The securities to be issued to ITEM have not been registered under the Securities Act of 1933, as amended, and none of these securities may be offered or sold in the United States other than in accordance with Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to our ability to complete the transactions contemplated by the private placement, our ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the extent of dilution of the holdings of our current stockholders upon conversion or exercise of securities issued in connection with capital raising efforts, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

# # #

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469